TEXAS CAPITAL BANK, N.A.
One Riverway, Suite 2450
Houston, Texas 77056

July 14, 2009

Via Facsimile and Regular Mail
EnerJex Resources, Inc.,
EnerJex Kansas, Inc.
DD Energy, Inc.
27 Corporate Woods, Suite 350
10975 Grandview Drive
Overland Park, Kansas 66210
Attention: Steve Cochennet

RE:
Waiver Letter (“Waiver Letter”) regarding Credit Agreement dated July 3, 2008 (as amended, “Credit Agreement”) between Texas Capital Bank, N.A., as a Bank, L/C Issuer and Administrative Agent (in such latter capacity and together with its successors and permitted assigns in such capacity, the “Administrative Agent”), the financial institutions from time to time parties thereto, and EnerJex Resources, Inc., EnerJex Kansas, Inc. and DD Energy, Inc. (collectively, “Borrowers”) (collectively, the “Parties”)

Dear Mr. Cochennet:

Borrowers have requested that the Administrative Agent and the Lenders waive certain covenants under the Credit Agreement.  This Waiver Letter evidences Administrative Agent’s and the Lenders’ agreement to waive any Default or Event of Default that may have occurred in relation to Borrowers’ non-compliance with Section 7.12(a), Current Ratio, and Section 7.12(c), Interest Coverage Ratio, of the Credit Agreement, solely in relation with the fiscal quarter ending March 31, 2009.

The agreement in this Waiver Letter shall not be considered an admission or agreement that any other modifications are contemplated by the Parties or in any Loan Document or establish any course of dealing between Administrative Agent or the Lenders and Borrowers with regard to future waivers or amendments.  This Waiver Letter should not be construed as an indication that Administrative Agent or the Lenders would be willing to agree to any future modifications to any of the terms of the Credit Agreement or other Loan Documents, or any waiver of any Events of Default or Defaults that may exist or occur thereunder.

This Waiver Letter will become effective once it is fully executed by Borrowers and delivered to Administrative Agent.  In addition, Borrowers agree pay to Administrative Agent, for its account, a waiver fee in the amount of $17,716.00, in immediately available funds, on or before the expiration of ten (10) days following the date of this Waiver Letter.

If you agree to the terms hereof, please sign and return three original counterparts of this Waiver Letter to my attention by 5:00 p.m., July 14, 2009.

Sincerely,

TEXAS CAPITAL BANK, N.A.

By:	/s/ Jonathan Gregory
Jonathan Gregory
Executive Vice President

ACCEPTED AND AGREED TO THIS  14th day of July, 2009.

EnerJex Resources, Inc.	EnerJex Kansas, Inc.

By:	/s/ C. Steve Cochennet	By:	/s/ C. Steve Cochennet
Steve Cochennet,		Steve Cochennet,
Chief Executive Officer		Chief Executive Officer

DD Energy, Inc.

By:	/s/ C. Steve Cochennet
Steve Cochennet,
Chief Executive Officer